HIGHLAND CLAN CREATIONS CORP.
939 Peace Portal Drive
Blaine, WA 98230 USA

March 9, 2006

TO:      Dr. Christopher Starr, Dr. Todd Zankel, Mr. Erich Sager and Falcon Corporate
             Investments Ltd.
             c/o 19535 7th Street East
             Sonoma, California 95476

             Mailing address: P.O. Box 226, Sonoma California 95476.

Dear Sirs:

RE:     Raptor Pharmaceutical Inc.

This letter sets out the agreement (“Agreement”) reached among Highland Clan Creations Corp. as purchaser (“Highland”), and Dr. Christopher Starr (“Starr”), Erich Sager (“Sager”), Dr. Todd Zankel (“Zankel”) and Falcon Corporate Investments Ltd. (“Falcon”) as vendors (collectively, the “Vendors”) regarding the transfer and sale by the Vendors of all of the issued and outstanding shares of Raptor Pharmaceutical Inc. (the “Company”) to Highland by the Vendors upon the terms and conditions set forth herein.

1.       Acquisition

The Vendors hereby agree to sell, assign and transfer to Highland all of the issued and outstanding shares of the Company (the “Company Shares”) on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”). The Company develops a promising novel drug-targeting platform, based on the use of a proprietary human protein called Receptor-Associated-Protein, or RAP (the “Intellectual Property”).

2.       Consideration

In consideration for the sale and transfer of the Company Shares to Highland, Highland agrees to issue to each of Starr and Zankel 3,000,000 and to each of Falcon and Sager 1,000,000 shares of common stock in the capital of Highland (the “Highland Shares”) post Stock Split (as defined below). The Vendors acknowledge that the Highland Shares will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions.

3.       Financing

Highland will arrange a Financing of $3,500,000 (the “Financing”); consisting of up to 7,000,000 post Stock Split units (“Units”) at a price of $0.50 per Unit, each Unit consisting of one share of common stock and one stock purchase warrant. Each warrant will be exercisable for one share of common stock for a period of eighteen (18) months from the date of issue at an exercise price of $0.50 per share. The Financing and its completion by the Closing (defined below), or funds in escrow pending the Closing, shall be a condition to completion of the transactions by the Vendors. Highland may raise up to an additional $500,000 on the same terms.

Highland will use commercially reasonable efforts to register the Units under a registration statement filed with the SEC as soon as practicable after Closing. If Highland fails to file a registration statement to register the Units for resale within 30 days after the filing of the Form 8-K to announce the closing of the Sale Transaction (or if Highland receives comments from the SEC on the Form 8-K, within 30 days of clearing such comments with the SEC), Highland shall pay a liquidated damage equal to 5% of the Financing payable in Units and register the additional Units in the registration statement. The Vendors will have the right to review and reasonably approve the definitive agreements for the Financing. Highland will pay a finder’s fee of up to 3% of the value of the funds raised in the Financing to registered brokers assisting in locating investors for the Financing.

In order to assist with the development of the Company’s business until Closing, Highland will arrange for a third party to lend to the Company $200,000 pursuant to a promissory note (the “PN”) accruing interest at 10% per annum and due immediately after Closing, but in the event Closing does not occur by June 30, 2006 or this agreement is otherwise terminated, the PN will be due and payable 6 months from the date of termination.

4.      Closing

Closing of the transactions contemplated herein (the "Closing") will occur on or before June 30, 2006 or on such other date as the parties may agree, to be held at such place and time as the parties may agree.

5.      Due Diligence

The Purchaser, the Company and the Vendors will each have the right to conduct due diligence on the other and their respective books and records in connection with the transactions contemplated hereunder. Each of the Purchaser, the Company and the Vendors and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein. Each party will hold any confidential information of other parties in confidence and disclose such confidential information only to their advisors on a need to know basis.

6.      Closing Conditions

This Agreement and the Closing hereof is subject to the following:

(a)	the Financing being closed or the funds for the Financing being held in escrow pending the Closing;

(b)	no material adverse change has occurred in respect of the finances, financial or regulatory prospects of Highland or the Company;

(c)	Highland will have forward split its stock on an approximately 14 for 1 basis (the “Stock Split), such that prior to the issuance of the Highland Shares and the Financing Shares there are 12,500,000 shares of common stock outstanding, including any converted Convertible Debenture (defined below) shares;

(d)	the Board of Directors of Highland will consist of Raymond W. Anderson, Christopher M. Starr, and Erich Sager as directors of Highland effective at Closing, and the current board members, officers and all employees of Highland will have resigned without any liability to Highland.

(e)	Highland will (1) sell its current business for an amount approximately equal to the value of the current debt of Highland and (2) will have no employees, officers or consultants other than the Vendors or employees of the Company such that at or after Closing Highland will have no current or long term debt, obligations, liabilities or commitments of any kind except legal costs incurred as a result of the Sale Transaction and Financing;

(f)	all governmental and regulatory approvals, if any, necessary for the completion of the Sale Transaction will have been obtained;

(g)	Highland will change its name to such name as the Vendors may reasonably request, subject to requisite regulatory approvals;

(h)	the Company will have prepared and delivered to Highland its audited financial statements to the year ended December 31, 2005, together with pro-forma financial statements of Highland and the Company as at December 31, and if the Closing occurs after May 14, 2006, auditor reviewed quarterly financial statements to March 31, 2006, all prepared in accordance with US GAAP using US dollars as stated currency; and

(i)	all representations and warranties contained herein shall be true and correct at the date of Closing.

The first condition set forth above is for the sole benefit of the Vendors and each of them and may be waived by the Vendors at their sole discretion, and the remaining conditions are for the mutual benefit of Highland and the Vendors and each may waive the condition as it applies to the other party.

7.        Post Closing Agreements

At or after Closing of the Sale Transaction, the parties agree that Highland will at the request of the Vendors re-domesticate from Nevada to Delaware.

8.       Representations of Highland

Highland represents and warrants to the Vendors that:

(a)	the authorized capital of Highland consists of 25,000,000 shares of common stock with a par value of $0.001 per share, of which there are presently 2,807,500 pre Stock Split shares of common stock issued and outstanding;

(b)	there is outstanding a convertible debenture for $100,000 in principal, convertible at the lower of 90% of the market price on the date of funds advance or date of conversion (the “Convertible Debenture”), which will be paid or converted prior to Closing;

(c)	the capitalisation table attached as Appendix “A” to this Agreement includes the current capitalization of Highland and the capitalisation of Highland at Closing;

(d)	other than as set out above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Highland may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Highland;

(e)	Highland is duly incorporated, validly existing and in good standing under the laws of the state of Nevada and all other jurisdictions necessary for the operation of its business; Highland has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted following the transactions contemplated hereby;

(f)	Highland is a reporting issuer under the Securities Exchange Act of 1934;

(g)	Highland is in compliance with and is not in default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Highland or by which any of its respective properties is bound or affected, and Highland is not aware of any such non- compliance, default or violation thereunder;

(h)	Highland has timely filed and made available to the Company all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Highland with the SEC (collectively, the “Highland SEC Reports”). Highland SEC Reports, including all forms, reports and documents filed by Highland with the SEC after the date hereof and prior to the Closing, (i) were and, in the case of Highland SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Highland with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Highland SEC Report or necessary in order to make statements in such Highland SEC Reports, in light of the circumstances under which they were and will be made, not misleading;

(i)	Each of the consolidated financial statements (including in each case, any related notes and schedules), contained in Highland SEC Reports, including any Highland SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Highland as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate; and

(j)	The chief executive officer and chief financial officer of Highland have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; and Highland is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Over the Counter Bulletin Board.

9.       Representations of the Vendors and the Company:

Each of the Vendors and the Company jointly and severally represents and warrants to Highland that:

(k)	One hundred (100%) percent of the issued capital of the Company will be transferred to Highland at the date of Closing;

(l)	the Company has completed the acquisition of assets from BioMarin Pharmaceutical Inc. pursuant to an agreement that remains in full force and in good standing;

(m)	The Vendors’ shares in the capital of the Company represent all of the issued and outstanding shares of Company and there are no rights, warrants or options outstanding pursuant to which any shares of the Company may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Company;

(n)	Each of the Vendors has the full power and authority to transfer or cause to be transferred the Company Shares to Highland free and clear of any charges, encumbrances, liens or claims;

(o)	Each Vendor is an “Accredited Investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933 or if not an Accredited Investor, has sufficient knowledge about Highland and the Company and such investment experience such that such Vendor qualifies to acquire securities from Highland pursuant to an exemption under Rule 506 of Regulation D. Each Vendor will prior to Closing execute a separate securities subscription agreement or such documents as Highland’s attorneys consider necessary to attest to their qualification to rely on the exemption under Rule 506;

(p)	the Company has acquired all property rights and interest in the drug-targeting platform from BioMarin Pharmaceutical Inc. and holds all interests in all aspects of the drug- targeting platform and the Intellectual Property from BioMarin;

(q)	the contracts listed in Appendix “B” to this Agreement are all material contracts of the Company (the “Company Material Contracts”);

(r)	the Company is in compliance with and is not in default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its respective properties is bound or affected, and the Company is not aware of any such non-compliance, default or violation thereunder;

(s)	the Company has no debt or obligations whatsoever other than those set out in the Company Material Contracts and incurred in the ordinary course of business [legal, travel, taxes, supplies, etc]; and

(t)	to the best of the Vendors’ knowledge no other person has been granted rights to the Intellectual Property and the Intellectual Property does not infringe upon the intellectual property rights of any other party.

Covenants

10.	Highland hereby covenants to the Vendors as follows:

	(u)	Highland shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Vendors, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Highland herein; and

	(v)	Highland shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than pursuant to the terms of this Agreement.

11.	Each of the Vendors hereby covenants to Highland as follows:

	(w)	the Vendors shall cause the Company to conduct its business in the ordinary and normal course and shall not allow or cause the Company to enter into any transaction which would cause any of the Vendors’ representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendors in respect of the Company contained in this Agreement;

	(x)	the Vendors shall not, and shall not permit the Company, to take any action which would result in any material adverse change to the Company or to sell, transfer or dispose of any of the Company’s assets or contractual rights or entitlements;

	(y)	neither of the Vendors will transfer any of the Company Shares to any other party or permit the Company to issue any shares or securities convertible or exchangeable into shares of the Company except in accordance with the terms of this Agreement; and

	(z)	the Vendors acknowledge that Highland will be required to provide substantial disclosure about the Company and its products and management to the SEC and they agree to fully co-operate to provide in a timely manner such information and disclosure about the Company as Highland’s legal counsel and auditors may request.

Binding Agreement

12.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Termination

13.	In the event Closing has not occurred by June 30, 2006, either party may elect to terminate this Agreement and all obligations of the parties hereunder shall cease, except the obligation to return any Cash Consideration advanced and payment of the PN. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate.

Confidentiality

14.	The Vendors acknowledge that Highland is a public company and has an obligation to disclose all material information about its affairs. The Vendors agree that they will not trade in the securities of Highland while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Highland.

General

15.	All Highland’s legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Highland, whether or not the transactions contemplated hereby are completed. The Vendors will pay their own legal costs of review of this Agreement and any definitive agreements prepared by Highland’s legal counsel, provided however, that if the Sale Transaction is closed as contemplated herein, Highland will pay the Vendors’ legal costs up to a maximum of $15,000.

16.	This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

17.	This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

18.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

19.	All dollar references are United States dollars.

20.	This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

HIGHLAND CLAN CREATIONS CORP.

Per: /s/ Brent McMullin

Authorized Signatory

AGREED TO AND ACCEPTED THIS 9th DAY OF MARCH, 2006.
Witness Signature Name Address	) ) ) ) ) ) ) )	/s/ Christopher Starr DR. CHRISTOPHER STARR
Witness Signature Name Address	) ) ) ) ) ) ) )	/s/ Erich Sager ERICH SAGER
Witness Signature Name Address	) ) ) ) ) ) ) )	/s/ Todd Zankel DR. TODD ZANKEL

FALCON CORPORATE INVESTMENTS LTD.

Per: /s/ Joerg Gruber Authorized Signatory

RAPTOR PHARMACEUTICAL INC.

Per: /s/ Christopher Starr Authorized Signatory

APPENDIX “A”

Proposed Capitalisation of Highland Clan Creations Corp.

Current issued and outstanding 2,807,500
Issued and held by 2 Affiliates 1,950,000
2 Affiliates as part of and conditional upon Sale Transaction have agreed to cancel 1,914,643 shares so that they are left with 35,357 shares.
Total issued and outstanding would after cancellation be 892,857 shares.
892,857 shares would be forward split 14 for 1, resulting in 12,500,000 outstanding Highland shares.
Cancellation may occur simultaneously with Closing.

Highland outstanding shares after stock split 12,500,000
Financing shares 7,000,000.
Falcon 1,000,000
Dr. Starr 3,000,000
Dr. Zankel 3,000,000
Erich Sager 1,000,000

Total 27,700,000

APPENDIX “B”
Material Contracts of the Company

Material Contracts include:

•	The Asset Purchase Agreement between the Company and BioMarin Pharmaceutical Inc. (“BioMarin”) entered into as of January 27, 2006.

•	Security Agreement between the Company and BioMarin entered into as of January 27, 2006.

•	Those agreements assigned to and assumed by the Company pursuant to the Assignment and Assumption Agreement between the Company and BioMarin entered into as of January 27, 2006.